Exhibit 10.8

January 25, 2012

Jonathan E. Bicknell

955 Lexington Avenue, 4C

New York, New York 10021

Dear Jonathan:

It is my pleasure to extend to you an offer of employment with inVentiv Health, Inc. Your business title will be Chief Accounting Officer. You will work out of the Company’s Burlington, MA office, reporting to Joe Massaro. Your expected start date is April 1, 2012.

Your bi-weekly pay rate will be $15,384.62, annualized to $400,000, payable in accordance with the Company’s regular payroll practices and subject to applicable taxes and withholdings.

Below is a list of the benefits you are eligible for as an employee of inVentiv:

•	You will be eligible to participate in the Company’s annual bonus program. Your target is 50% of your annual earnings. Payments under the bonus program are discretionary and are based on various business-related factors, including achievement against Company and individual objectives. Payment of any bonus will be in the first quarter of next year, by no later than March 15. You must be employed by the Company at the time of payout in order to be eligible for any bonus. The Company reserves the right to amend, modify and/or terminate the bonus program and other incentive compensation programs at its discretion, subject to all applicable laws and regulations.

•	We are pleased to offer you a two-step sign-on bonus. You will receive $50,000 payable within thirty (30) days of your start date. You will receive another $50,000 after you have been with the company for six (6) months. By signing below, you agree that if you voluntarily terminate your employment with the Company or are terminated for good reason within one (1) year of payment, you will reimburse the Company for any sign-on bonus paid within the previous 12 months and, further, to the extent permitted by law, you hereby authorize the Company to deduct the amount owed to the Company from any and all amounts payable to you by the Company as of your last date of employment, including without limitation, your final paycheck. Any remaining amount owed must be repaid within 30 days of your termination. Payment must be returned net of taxes, if repayment is within the same tax year it is paid. If repayment is made in a subsequent tax year, it must be repaid at the gross amount, per IRS Publication 525, and then deducted from that year’s tax return. Reimburse the company for any sign-on bonus paid to you within the previous 12 months.

•	You will be eligible to participate in a Long Term Incentive Program (LTIP), as similarly situated executives. The final plan design and document are not complete. Under the program you will be eligible to receive an initial allocation equal to one times your base salary. A specific award agreement will be created when the plan is finalized. The plan is expected to be complete in the First Quarter of 2012.

•	The Company will provide you with relocation benefits, administered through Comey & Shepherd Relocation, in connection with your relocation to the Boston area. Please contact Peggy Rilling, Relocation Coordinator, at 1-513-527-3015. The company will pay or reimburse you for normal and reasonable relocation expenses, as specified in the Company’s relocation policy. The qualifying expenses are covered in the attached relocation policy. By signing below, you agree that if you voluntarily terminate your employment with the Company or are terminated for good reason within one (1) year of your start date, you will reimburse the Company for all relocation reimbursements paid to you or on your behalf and, further, to the extent permitted by law, you hereby authorize the Company to deduct the amount owed to the Company from any and all amounts payable to you by the Company as of your last date of employment, including without limitation, your final paycheck.

•	Your eligibility for vacation is determined by your date of hire. You are eligible to accrue four (4) weeks of vacation annually. Effective April 1, 2012, you will accrue 1.65 days of vacation per month.

•	The Company observes seven (7) designated holidays. In 2012, based on your hire date, you will be eligible for four (4) floating holidays.

•	The Company sponsors a 401(k) retirement savings plan, which allows employees to save up to 75% of their eligible compensation on a pre-tax basis. Employees are eligible to enroll in the plan immediately upon hire. The company matches $.50 for every $1.00 up to a maximum of 6%. You must be actively contributing to the 401(k) plan in order to receive the Company match. Company contributions are vested 25% annually after completion of one year of employment and 100% vested upon completion of four years of employment.

•	Group medical, vision, and dental insurance coverage are available. You will be eligible to enroll the first day of the month coincident with or following your date of hire. You will have 30 days from your eligibility date to elect our benefits or you will forfeit your opportunity to select coverage until the next annual open enrollment period.

•	Basic life, accidental death and dismemberment, short term disability, and long term disability insurance coverage are Company paid benefits, effective on your date of hire.

Please be aware that this offer of employment is contingent upon the following:

•	Signing the Company’s restrictive covenant agreement (to be provided under separate cover).

•	The successful results of a background investigation. You will receive an email from Sterling Infosystems containing important instructions for completing this investigation. Sterling will also require that you electronically sign a consent form for the purpose of the background check.

•	Successfully passing a drug abuse screening. Please watch for an email from LabCorp, which will contain your chain of custody form and a link so you can find the nearest LabCorp location to you.

•	The ability to provide the Company with documentation of your authorization to work in the United States, as required by the Federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment.

Failure to comply with the above and/or providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with inVentiv is on an at-will basis. This means that both you and inVentiv can terminate the employment relationship at any time, for any reason, with or without notice. Nothing in this offer letter is intended to or shall be construed as a contract of employment for any fixed time.

The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment. This offer of employment is valid for a period of five (5) business days from the date of this offer letter.

Please confirm your acceptance by signing and returning this letter within five (5) business days. By signing this offer letter, you represent that you have reviewed and understand the letter, that you are not subject to any restrictions or covenants that would impede your performance of the duties and responsibilities of your position with inVentiv, and that your employment with inVentiv will not violate or conflict with the terms of any employment, non-competition or other agreement with any previous employer or other entity.

Let me close by reaffirming our belief that the skill and background you bring to inVentiv will be instrumental to the future success of the Company. inVentiv believes that the single most important factor in our success has been our people. I look forward to working with you.

Sincerely,

/s/ Kristofer Coombs
Kristofer Coombs
Chief Human Resources Officer

I accept inVentiv’s offer of employment based on the terms and conditions described in this offer letter.

/s/ Jonathan E. Bicknell	1/30/2012
Signature	Date

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